CERTIFICATE OF INCORPORATION

OF

AN-CON MEDICAL SYSTEMS, INC.

I, the undersigned, in order to form a corporation for the purposes hereinafter stated, under and pursuant to the provisions of the General Corporation Law of the State of Delaware, do hereby certify as follows:

FIRST: The name of the corporation is:

AN-CON MEDICAL SYSTEMS, INC.

SECOND: The registered office of the corporation is to be located at c/a United Corporate Services Inc., 410 South State Street, in the City of Dover, County of Kent, State of' Delaware 19901. The name of its registered agent at that address is United Corporate Services, Inc.

THIRD: The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

FOURTH: The corporation. shall be authorized to issue the following shares:

Class	Number of Shares	Par Value
COMMON	100,000,000	$.001
FIFTH: The name and address of the incorporator are as follows:

Name	Address
Ray A. Barr	9 East 40th Street
New York, New York 10016

SIXTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the corporation, and for further definition, limitation and regulation of the powers of the corporation and of its directors and stockholders:

(1)
The number of directors of the corporation shall be such as from time to time shall be fixed by, or in the manner provided in the by-laws. Election of directors need not be by ballot unless the by-laws so provide.

(2)	The Board of Directors shall have power without the assent or vote of the stockholders:

(a)
To make, alter, amend, change, add to or repeal the By-Laws of the corporation; to fix and vary the amount to be reserved for any proper purpose; to authorize and cause to be executed mortgages and liens upon all or any part of the property of the corporation; to determine the use and disposition of any surplus or net profits; and to fix the times for the declaration and payment or dividends.

(b)
To determine from time to time whether, and to what times and places, and under what conditions the accounts and books of the corporation (other than the stockledger) or any of them, shall be open to the inspection of the stockholders.

(3)
The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose or considering any such, act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and as binding upon the corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the corporation, whether or not the contract or act would otherwise be open to legal attack because of directors' interest, or for any other reason.

(4)
In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do a1l such acts and things as may be exercised or done by the corporation; subject, nevertheless, to the provisions of the statutes of Delaware, of this certificate, and to any by-laws from time to time made by the stockholders; provided, however, that no by-laws so made shall invalidate any prior act of the directors which would have been valid if such by-law had not been made.

SEVENTH: The corporation shall, to the full extent permitted by Section 145 of the Delaware General Corporation Law, as amended, from time to time, indemnify all persons whom it may indemnify pursuant thereto.

EIGHTH: Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware, may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the

application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of Section 279 Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths (3/4) in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

NINTH: The corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power.

CERTIFICATE OF AMENDMENT
OF
AN-CON MEDICAL SYSTEMS, INC.
The undersigned corporation, in order to amend its Certificate of Incorporation, hereby certifies as follows:

FIRST: The name of the corporation is

  AN-CON MEDICAL SYSTEMS, INC.

SECOND: The amendment to the Certificate of Incorporation to be effected hereby is as follows:

Paragraph "FOURTH" of the Certificate of Incorporation, relating to the authorized shares of the corporation, is hereby amended to read as follows.

The corporation shall be authorized to issue the following shares:

Class	Number of Shares	Par Value
Common	15,000,000	$.001

THIRD: The amendment effected herein was authorized by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote thereon at a meeting of shareholders pursuant to Sections 222 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, we hereunto sign our names and affirm that the statements made herein are true under the penalties of perjury, this 3rd day of January, 1983.

AN-CON MEDICAL SYSTEMS, INC.
By:/s/Abraham Concool
Abraham Concool, President

ATTEST:
/s/Andrew Makrides
Andrew Makrides
Secretary

STATE OF NEW YORK)

COUNTY OF SUFFOLK)

Be it remembered that on this 3rd day of January, 1983, personally name before me, a Notary Public in and for the County and State aforesaid, Abraham Concool, Chairman of the Board and President, who stated that he is the President of An-Con Medical Systems, Inc., and who is known personally to me to be such, thereof, and that the facts stated therein are true.
Given under my hand and seal of office the day and year aforesaid.

CERTIFICATE OF AMENDMENT
OF
AN-CON MEDICAL SYSTEMS, INC.

The undersigned corporation, in order to amend its Certificate of Incorporation, hereby certifies as follows:

FIRST: The name of the corporation is

AN-CON MEDICAL SYSTEMS, INC.

SECOND: The amendment to the Certificate of Incorporation to be effected hereby is as follows:

Paragraph "FIRST" of the Certificate of Incorporation relating to the name of the corporation is hereby amended to read as follows:

The name of the corporation is:

 AN-CON CENETICS, INC.

THIRD: The amendment effected herein was authorized by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote thereon at a meeting of shareholders pursuant to Sections 222 and 242 of the General Corporation Law of the State of Delaware.

 IN WITNESS WHEREOF, we hereunto sign our names and affirm that the statements made herein are true under the penalties of perjury, this 3rd day of January, 1983.

AN-CON MEDICAL SYSTEMS, INC.
By:/s/Abraham Concool

Abraham Concool, President

ATTEST:
/s/Andrew Makrides
Andrew Makrides
Secretary

STATE OF NEW YORK)

COUNTY OF SUFFOLK)

Be it remembered that on this 3rd day of January, 1983, personally came before me, a Notary Public in and for the County and State aforesaid, Abraham Concool, Chairman of the Board and President, who stated that he is the President of An-Con Medical Systems, Inc., and who is known personally to me to be such, thereof, and that the facts stated therein are true.

Given under my hand and seal of office the day and year aforesaid.
[Notary]

CERTIFICATE OF AMENDMENT
OF

AN-CON GENETICS, INC.

The undersigned Corporation, in order to amend its Certificate of Incorpration, hereby certifies as follows:

FIRST:  The name of the Corporation is AN-CON GENETICS, INC.

SECOND: The amendment to the Certificate of Incorporation to be effected hereby is as follows:

A new paragraph "TENTH" is added to the Certificate of Incorporation for the elimination of personal liability of directors to the Corporation and its stockholders for monetary damages to the extent permitted by the General Corporation Law of the State of Delaware. The new paragraph shall read as follows:
"TENTH”: No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty by such director as a director; provided, however, that this article TENTH shall not eliminate or limit the liability of a director to the extent provided by applicable law (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, (iv} for any transaction from which a director derived an improper personal benefit, No amendment to or repeal of this article TENTH shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal."
THIRD: The amendment effected herein was authorized by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote thereon at a meeting of shareholders pursuant to Sections 222 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, we hereunto sign our names and affirm that the statements made herein are true under the penalties o perjury, this 22 day of December, 1987.

AN-CON GENETICS, INC.

By:/s/Andrew Makrides
Andrew Makrides, Pres.

ATTEST:

STATE OF NEW YORK )
COUNTY OF SUFFOLK )
Be it remembered that on this 22 day of December, 1987 personally came before, a notary public in and for the county and state aforesaid, ANDREW MAKRIDES, President, who stated that he is the President of An-Can Genetics, Inc., and who is known personally to me to be such, thereof, and that the facts stated therein are true.
Given under my hand and seal of office the day and year aforesaid.

[Notary]

CERTIFICATE FOR
. RENEWAL AND REVIVAL OF CHARTER
OF
AN-CON GENETICS, INC.

An-Con Genetics, Inc., a corporation organized under the laws of Delaware, the certificate of incorporation of which was filed in the office of the Secretary of State on the 3rd day of December, 1982, and recorded in the office of the Recorder of Deeds for Suffolk county, the charter of which was voided for non-payment of taxes, now desires to procure a restoration, renewal and revival of its charter, and hereby certified as follows:

1.	The name of the corporation is An-Con Genetics, Inc.

2.
Its registered office in the State of Delaware is located at United Corporate Services, Inc., 15 East North Street, in the City of Dover, County of Kent, State of Delaware 19907. The name of its registered agent at that address is United Corporate Services, Inc.

3.
The date when the restoration, renewal and revival of the charter of this company is to commence is the 28th day of February, 1990, same being prior to the date of the expiration of the charter.
This renewal and revival of the charter of this corporation is to be perpetual.

4.
This corporation was duly organized and carried in the business authorized by its charter until the 1st day of March, 1990, at which time its charter became inoperative and void for non-payment of taxes and this certificate for renewal and revival is filed by authority of the duly elected directors of the corporation in accordance with the laws of the State of Delaware.

IN TESTIMONY WHEREOF, and in compliance with the provisions of Section 312 of the General Corporation Law of the State of Delaware, as amended, providing for the renewal, extension and restoration of charters, Andrew Makrides, President, and Robert N. Speiser, Secretary, of An-Con Genetics, Inc. have hereunto set their hands to this certificate this 15th day of October, 1992.

By:/s/Andrew Makrides
Andrew Makrides, President

ATTEST:
By:/s/Robert N. Speiser, Secretary
Robert N. Speiser, Secretary

IN WITNESS WHEREOF, I hereunto sign my name and affirm that the statements made herein are true under the penalties of perjury, this 3rd day of December, 1982.
/s/Ray A. Barr
Ray A. Barr, Incorporator

Certificate of Amendment
to
Certificate of Incorporation
of
An-Con Genetics, Inc.

An-Con Genetics, Inc, a corporation organized and existing under the General Corporation Law of the State of Delaware, at a special meeting of the Board of Directors of the corporation, held on January 26, 1998 and at a special meeting of the stockholders of the corporation, held on September 8, 1998, an amendment to the Certificate of Incorporation was duly authorized, and written notice has been given, pursuant to Section 242 and 228 of the General Corporation Law of the State of Delaware, and

IT IS HEREBY CERTIFIED THAT:

FIRST: The Certificate of Incorporation is hereby amended by striking out Paragraph Fourth thereof, and by substituting in lieu of said Paragraph the following new Paragraph

FOURTH: The total number of shares of capital stock of all classifications which the corporation shall have the authority to issue is Fifty Million (50,000,000) shares, of which Forty Million (40,000,000) shares shall be designated common stock, having a par value of $.001 per share, and (ii) Ten Million {10,000,000} shares shall be designated "Preferred Stack", having a par value of $.001 per share.

(a)	All shares of common stock will be equal to each other and shall have all the rights granted to stockholders under the General Corporation Law of the State of Delaware, as amended, and the Certificate of Incorporation, including, without limitation, one vote for each share outstanding in the name of each holder, the power to elect directors or consent or dissent to any action to take place at any regular or special meeting of stockholder, and the right to receive dividends and distributions subject to the rights and preferences of any outstanding shares of Preferred Stock authorized hereby.

(b)	The Preferred Stock may be issued from time to time in one or more classes and one or more series of each class with specified serial designations, shares of each series of any class shall have equal rights and shall be identical in all respects, and (1) may have specified voting powers, full or limited or may be without voting power, (2) may be subject to redemption at such time or times at designated prices; (3} may be entitled to receive dividends (which may be cumulative or non-cumulative) at designated rates, on such conditions and specified times, and payable on any other class or classes of stock, (4) may have such rights upon the dissolution of, or upon any distribution of, the assets of the corporation may be made convertible into, or exchangeable for shares of any other class or classes or of any other series of the same or any other classes or classes of stock of the corporation, at such price or prices or at specified rates of exchange and with specified designated adjustments; and (6) may contain such other special rights and qualifications, all as shall hereafter be stated and expressed in the resolution or resolutions providing for the issue of such Preferred Stock from time to time adopted by the Board of Directors pursuant to the authority so to do which is hereby granted and expressly vested in the Board of Directors.

The Board of Directors shall have authority to cause the Corporation to issue from time to time, without any vote or other action by the shareholders, any or all shares stock of the Corporation of any class or series at any time authorized, and any securities convertible into or exchangeable for any such shares, and any options, rights or warrants to purchase or acquire any such shares, in each case to such persons and on such terms (including as a dividend or distribution on or with respect to, or in connection with a split or combination of, the outstanding shares of stock of the same or any other class or series) as the Board of Directors from time to time in its discretion lawfully may determine; provided, that the consideration for the issuance of shares of stock of the Corporation (unless issued as such a dividend or distribution or in connection with such a split or combination) shall not he less than the par value of such shares. Shares so issued shall be fully-paid stock, and the holders of such stock shall not be liable to any further calls or assessments thereon.

IN WITNESS WIIEREOF, we have executed and subscribed this certificate and do affirm the foregoing under the penalties of perjury this 8th day of September, 1998.

An-Con Genetics, Inc.

/s/Andrew Makrides,
Andrew Makrides, President

/s/Delton Cunningham, Secretary
Delton Cunningham, Secretary

CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS
OF SERIES A PREFERRED STOCK OF AN-CON GENETICS, INC.
(pursuant W Section 151 of the General Corporation
of Law of the State of Delaware)

We, Andrew Makrides, President, and Delton Cunningham, Secretary, of An-Can Genetics, Inc., a Corporation organized and existing under the General Corporation Law of the State of Delaware, in accordance with the provisions of Section 103 thereof, DO HEREBY CERTIFY:

That pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation of this Corporation, as amended, the said Board of Directors September 8, 1998, adopted the following resolution creating a series of Two Million (2,000,000) shares of Preferred Stock designated as Series A Preferred Stock:

RESOLVED, that pursuant to the authority of the Board of Directors of this Corporation in accordance with the provisions of the Certificate of Incorporation, as amended, a series of Preferred Stock of the Corporation be and it is hereby created, and that the designation and amount thereof and the voting powers, preferences and relative participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:

Section I-Designation and Amount.

1.1
The shares of such series shall be designated as Series A Preferred Stock (the "Series A Preferred Stack" or "Series A Preferred Shares") and the number of shares constituting such series shall be Two Million (2,00,000). For as long as shares of Series A Preferred Stock is outstanding, the Corporation will not authorize or issue any class or series of Preferred Stock which shall be entitled to any rights or preferences senior to the shares of Series A Preferred Stock.

1.2	The Corporation may issue shares of Preferred Stock having rights and preferences substantially equal to the shares of Series A Preferred Stock, but not additional shares of the same class or series as the shares of Series A Preferred Stock, provided:

(a)	A majority of the holders of the shares of Series A Preferred Stock consent in writing to such issuance; or

(b)
The Corporation, contemporaneously with the issuance of such shares of Preferred Stock having rights and preferences substantially equal to the shares of Series A Preferred Stock ("Delivery Date"), issues and delivers to the holders of the shares of Series A Preferred Stock, pro-rata, at no additional cost to such holders, shares of common stock, having a par value of $.001 per share ("Common Stock"), of the Corporation, having a Fair Market Value (as haeinafter defined), determined as of the date which is Ten (10) business days prior to the Delivery Date, equal to Five Hundred Thousand Dollars ($500,000.00).

1.3
Any issuance of shares of Common Stock pursuant to Section 1.2(b) shall be a one-time occurrence and subsequent issuances of shares of Preferred Stock by the Corporation having rights and preferences substantially equal to the shares of Series A Preferred Stock shall not give rise to the issuance or delivery of any additional shares of Common Stack to holders of the shares of Series A Preferred Stock.

Section 2. Dividends.

2.1
The shares of Series A Preferred Stock shall not require the payment of any regular or special dividends, provided, however, the Corporation shall not declare or pay any dividend on shares of any other class or series of Preferred Stock of the Corporation unless the Corporation shall have first declared and paid a dividend on the shares of Series A Preferred Stock in an amount per share of Series A Preferred Stock which is equal to or greater than the amount per share of the dividend to be paid on shares of such other class or series of Preferred Stock, and further provided that the Corporation shall not declare or pay any dividend on shares of any class or series of Common Stock unless the Corporation shall have first declared and paid a dividend on the shares of Series A Preferred Stock in an amount per share of Series A Preferred Stock which is equal or greater than the amount per share which the holders of the shares of Series A Preferred Stock would have received on a participating basis with the holders of the shares of Common Stock assuming the shares of Series A Preferred Stock had been converted into shares of Common Stock.

Section 3 Conversion Rights/Privilege.
3.1
Subject to the terms and conditions hereof, each share of the Series A Preferred Stock shall be convertible at any time, or from time to time, at the option of the holders of record thereof; into fully paid and nonassessable shares of Common Stock of the Corporation at the rate of One (1) share of Common Stack for each One (1) share of Series A Preferred Stock, or at the rate which results from the making of any adjustment specified in Section 3.2 hereof (the number of shares of Common Stock issuable any time, giving effect to the latest prior adjustment pursuant to Section 3.2 hereof, if any, in exchange for one (1) shares of Series A Preferred Stock being hereinafter called "Conversion Rate”). Shares of Series A Preferred Stock shall be convertible at the principal office of the Corporation into fully paid nonassessable shares of Common Stock at the Conversion Rate upon surrender to the Corporation or its designee of the certificates representing the shares of Series A Preferred Stock to be converted, together with a written notice of election to convert; and, upon receipt by the Corporation or its designee of such notice and of such surrendered certificates with an appropriate endorsement thereon, as may be prescribed by the Board of Directors, any such holder shall be entitled to receive a certificate or certificates representing the shares of Common Stock into which such shares of Series A Preferred Stock is convertible and any such holder shall be deemed to be a holder of record of said shares of Common Stock as of the time of said receipt by the Corporation or its designee.

3.2	The Conversion Rate shall be subject to the following adjustments:
(a)
If the Corporation shall declare and pay to the holders of shares of Common Stock a dividend or other distribution payable in shares of Common Stock, the Conversion Rate in effect immediately prior thereto shall be adjusted so that the holders of shares of Series A Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock which such holder would have owned or been entitled to receive after the declaration and payment of such dividend or other distribution if such shares of Series A Preferred Stock had been converted immediately prior to the record date for the determination of stockholders entitled to receive such dividend or other distribution.

(b)
If the Corporation shall subdivide the outstanding shares of Common Stock into a greater number of shares of Common Stock, or combine the outstanding shares of Common Stock into a lesser number of shares of Common Stack, or issue by reclassification of its shares of Common Stock any shares of capital stock of the Corporation, the Conversion Rate in effect immediately prior thereto shall be adjusted so that the holders of shares of Series A Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock which such holders would have owned or been entitled to receive after the happening of any of the events described above if such shares of Series A Preferred Stock had been convened immediately prior to the happening of such event on the day upon which such subdivision, combination or reclassification, as the case may be, becomes effective.

(c)
If the Corporation shall issue or sell any Additional Shares of Common Stock of Common Stock (as defined in Section 3.5(a) hereof) for a consideration per share less than the Conversion Amount (as defined in Section 3.5(b) hereof), then the Conversion Rate shall be adjusted to the number determined by multiplying the Conversion Rate in effect immediately prior to such issuance or sale by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to the issuance or sales of such Additional Shares of Common Stock plus the number of such Additional Shares of Common Stock so issued or sold, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to the issuance or sale of such Additional Shares of Common Stock plus the number of shares of Common Stock which the aggregate consideration for such Additional Shares of Common Stock so issued or sold would purchase at a consideration per share equal to the Conversion Amount. For the purpose of this Section 3.2(c), the date as of which the Conversion Amount shall be computed shall be the earlier of {x} the date on which the Corporation shall enter into a binding contract for the issuance or sale of such Additional Shares of common Stock or (y) the date of the actual issuance or sale of such shares.

(d)
If the Corporation shall issue or sell any warrants, options (other than options issued pursuant to stock option plans adopted by the Board of Directors of the Corporation referred to in Section 3.5(a) (i) hereof) or other rights entitling the holders thereof to subscribe for or purchase either any Additional Shares of Common Stock or evidences of indebtedness, shares of stock or other securities which are convertible into or exchangeable, with or without payment of additional consideration in cash or property, for Additional Shares of Common Stack (such convertible or exchangeable evidences of indebtedness, shares of stock or other securities hereinafter being called "Convertible Securities"'), and the consideration per share for which Additional Shares of Common Stock may at any time thereafter be issuable pursuant to such warrants, options or other rights or pursuant to the terms of such Convertible Securities (when added to the consideration per share of Common Stack, if any, received for such warrants, options or other rights), shall be less than the Conversion Amount, then the Conversion Rate shall be adjusted as provided in Section 3.2(c) on the basis that (x) the maximum number of Additional Shares of Common Stock issuable pursuant to all such warrants, options or other rights or necessary to effect the conversion or exchange of all such Convertible Securities shall be deemed to have been issued and (y) the aggregate consideration {plus the consideration, if any, received for such warrants, options or other rights} for such maximum number of Additional Shares of Common Stock shall be deemed to be the consideration received and receivable by the Corporation for the issuance of such Additional Shares of Common Stock pursuant to such warrants, options or other rights or pursuant to the term of such Convertible Securities.

(e)
If the Corporation shall issue or sell Convertible Securities and the consideration per share for which Additional Shares of Common Stock may at any time thereafter be issuable pursuant to the terms of such Convertible Securities shall be less than the Conversion Amount, then the Conversion Rate shall be adjusted as provided in Section 3.2(c) on the basis that (x) the maximum number of Additional Shares of Common Stock necessary to effect the conversion or exchange of all such Convertible Securities shall be deemed to have been issued and (y) the aggregate consideration for such maximum number of Additional Shares of Common Stock shall be deemed to be the consideration received and receivable by the Corporation for the issuance of such Additional Shares of Common Stock pursuant to the terms of such Convertible Securities. No adjustment of the Conversion Rate shall be made under this Section 3.2(e) upon the issuance of any  Convertible Securities which are issued pursuant to the exercise of any warrants, options or other rights, if such adjustment shall previously have been made upon the issuance of such warrants, options or other rights pursuant to Section 3.2(d).

(f)
For the purposes of Section 3.2(d) and Section 3.2(e), the date as of which the Conversion Amount shall be computed shall be the earliest of (x) the date on which the Corporation shall take a record of the holders of its shares of Common Stock for the purpose of entitling them to receive any warrants, options or other rights referred to in Section 3.2(d) or to receive any Convertible Securities, (y) the date on which the Corporation shall enter into a binding contract for the issuance of such warrants, options or other rights or Convertible Securities or (z) the date of the actual issuance of such warrants, options or other rights or Convertible Securities.

(g)
No adjustment of the Conversion Rate shall be made under Section 3.2(c) upon the issuance of any Additional Shares of Common Stock which are issued pursuant to the exercise of any warrants, options or other rights or pursuant to the exercise of any conversion or exchange rights in any Convertible Securities, if such adjustment shall previously have been made upon the issuance of such warrants, options or other rights or upon the issuance of such Convertible Securities (or upon the issuance of any warrants, options or other rights therefore) pursuant to Section 3.2(d) or Section 3.2(e).

(h)
If any warrants, options or other rights (or any portions thereof) which shall have given rise to an adjustment pursuant to Section 3.2(d) or conversion rights pursuant to Convertible Securities which shall have given rise to an adjustment pursuant to Section 3.2(e) shall have expired or terminated without the exercise thereof and/or if by reason of the terms of such warrants, options or other rights or Convertible Securities there shall have been an increase, with the passage of time or otherwise, in the price payable upon the exercise or conversion thereof then the Conversion Rate hereunder shall be readjusted (but to no greater extent than originally adjusted) on the basis of (x) eliminating from the computation any Additional Shares of Common Stock corresponding to such warrants, options or other rights or conversion rights as shall have expired or terminated, (y) treating the Additional Shares of Common Stock, if any, actually issued or issuable pursuant to the previous exercise of such warrants, options or other rights or of conversion rights pursuant to any Convertible Securities as having been issued for the consideration actually received or receivable therefore, and (z) treating any of such warrants, options or other rights or of conversion rights pursuant to any Convertible Securities which remain outstanding as being subject to exercise or conversion on the basis of such exercise or conversion price as shall be in effect at the time; provided, however, that any consideration which was actually received by the Corporation in connection with the issuance or sale of such warrants, options or other rights shall form part of the readjustment computation even though such warrants, options or other rights shall have expired without the exercise thereof. The Conversion Rate shall be adjusted as provided in Section 3.2(c) as a result of any increase in the number of Additional Shares of Common Stock issuable, or any decrease in the consideration payable upon any issuance of Additional Shares of Common Stock, pursuant to any antidilution provisions contained in any warrants, options or other rights or in any Convertible Securities.

(i)

(A)
 In case any Additional Shares of Common Stock, Convertible Securities or warrants, options or other rights to purchase any such Additional Shares of Common Stock or Convertible Securities shall be issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Corporation therefore.

(B)
In case any Additional Shares of Common Stock, Convertible Securities or warrants, options or other rights to purchase any such Additional Shares of Common Stock or Convertible Securities shall be offered by the Corporation for subscription, the consideration received therefor shall be deemed to be the subscription price.

(C)
In case any Additional Shares of Common Stock, Convertible Securities or warrants, options or other rights to purchase any such Additional Shares of Common Stock or Convertible Securities are sold to underwriters or dealers for public offering without a subscription offering, the consideration received therefor shell be deemed to be the initial public offering price.

(D)
In any such case covered by subparagraphs (A), (B), or (C) herein, in determining the amount of consideration received by the Corporation, if the consideration is in whole or in part consideration other than cash, the amount of the consideration shall be deemed to be the fair value of such consideration as determined in good faith by the Board of Directors of the Corporation. If Additional Shares of Common Stock shall be issued as part of a unit with warrants, options or other rights, then the amount of consideration for the warrants, options or other rights shall be deemed to be the amount determined at the time of issuance by the Board of Directors of the Corporation, If the Board of Directors of the Corporation shall not make any such determination, the consideration for the warrant, option or other right shall be deemed to be zero.

(E)
In any such case covered by subparagraphs {A}, (B), (C), or (D) herein, in determining the amount of consideration received by the Corporation (i) any amounts paid or receivable for accrued interest or accrued dividends shall be excluded, and (ii) any compensation, discounts, expenses paid or incurred or underwriting commissions or concessions paid in connection therewith shall not be deducted.

(F)
 In any case covered by subparagraphs (A), (B) or (C) herein, there shall be added to the consideration received by the Corporation at the time of issuance or sale, the minimum aggregate amount of additional consideration payable to the Corporation upon the exercise of such warrants, options or other rights which relate to Convertible Securities and the minimum aggregate amount of consideration, if any, payable upon the conversion or exchange thereof.

(G)
 In case any Additional Shares of Common Stock, Convertible Securities or any options, warrants or other rights to purchase such Additional Shares of Common Stock or Convertible Securities shall be issued in connection with any merger or consolidation in which the Corporation is the surviving Corporation, the amount of consideration therefor shall be deemed to be the fair value, as determined in good faith by the Board of Directors of the Corporation, of such portion of the assets and business of the nonsurviving corporation or corporations as such Board shall determine to be attributable to such Additional Shares of Common Stock, Convertible Securities or warrants, options or other rights to purchase such Additional Shares of Common Stock or Convertible Securities.

(J)
In case the Corporation shall effect a reorganization, shall merge with or consolidate into another corporation, or shall sell, transfer or otherwise dispose of all or substantially all of its property, assets or business and, pursuant to the terms of such reorganization, merger, consolidation or disposition of assets, shares of stock or other securities, property or assets of the Corporation, successor or transferee or an affiliate thereof or cash are to be received by or distributed to the holders of shares of Common Stock, then each holder of shares of Series A Preferred Stock shall be given a written notice from the Corporation informing each holder of the term of such reorganization, merger, consolidation, or disposition of assets and of the record date thereof for any distribution pursuant thereto, at least Ten (10) days in advance of such record date, and each holder of shares of Series A Preferred Stock shell have the right thereafter to receive, upon conversion of such shares of Sales A Preferred Stock, the number of shares of stack or other securities, property or assets of the Corporation, successor or transferee or affiliate thereof or cash receivable upon or as a result of such reorganization, merger, consolidation or disposition of assets by a holder of the number of shares of Common Stock equal to the Conversion Rate immediately prior to such event, multiplied by the number of shares of Series A Preferred Stock as may be converted- The provisions of this Section 3.2(j) shall similarly apply to successive reorganizations mergers, consolidations or dispositions of assets.

(k)
If a purchase, tender or exchange offer is made to and accepted by the holders of more then Fifty Percent (50%) of the outstanding shares of Common Stock, the Corporation shall not effect any consolidation, merger or sale with the person having made such offer or with any affiliate of such person, unless prior to the consummation thereof each holder of shares of the Series A Preferred Stack shall have been given a reasonable opportunity to elect to receive, upon conversion of the shares of the Series A Preferred Stock then held by such holder, either the stock, securities, cash or assets then issuable with respect to the shares of Common Stock or the stock, securities, cash or assets issued to previous holders of the shares of Common Stock in accordance with such offer, or the equivalent thereof.

(I)
The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or far the account of the Corporation, and the disposition of such shares shell be considered an issue or sale of shares of Common Stock, for the purpose of this Section 3.2.

(m)
The Corporation will not pay or declare a dividend (other than in shares of Common Stock) upon the shares of Common Stock payable otherwise than out of earnings or earned surplus (determined in accordance with generally accepted accounting principles).

(n)
If a state of facts shall occur which, without being specifically controlled by the provisions of this Section 3.2, would not fairly protect the conversion rights of the shares of Series A Preferred Stock in accordance with the essential intent and principles of such provisions, then the Board of Directors of the Corporation shall make an adjustment in the application of such provisions, in accordance with such essential intent and principles, so as to protect such conversion rights.

(o)	All calculations under this Section 3.2 shall be made to the nearest One - Thousandth (.001) of a share.

(P)
The issuance of certificates for shares of Common Stock upon the conversion of shares of Series A Preferred Stock shall be made without charge to the converting stockholder for any original issue or transfer tax in respect of the issuance of such certificates and any such tax shall be paid by the Corporation.

(q)
Whenever the Conversion Rate shall be adjusted pursuant to this Section 3.2, the Corporation shall forthwith obtain, and cause to be delivered to each holder of shares of Series A Preferred Stock, a certificate signed by the principal financial or accounting officer of the Corporation, setting forth in reasonable detail the event requiring the adjustment and the method by which such adjustment was calculated (including a description of the basis on which the Board of Directors of the Corporation determined the fair value of any consideration other than cash pursuant to Section 3.2(i)(D) or Section 3.2(i)(G)) and specifying the new Conversion Rate. In the case referred to in Section 3.2(j}, such a certificate shall be issued describing the amount and kind of stock, securities, property or assets or cash which shall be receivable upon conversation of the Series A Preferred Stock after giving effect to the provisions of such Section 3.2(j).

3.3
The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of shares of Series A Preferred Stock, the full number of shares of Common Stock then deliverable upon the conversion of all shares of Series A Preferred Stock at the time outstanding.  The Corporation shall take at all times such corporate action as shall be necessary in order that the Corporation may validly and legally issue fully paid and nonassassahle shares of Common Stock upon the conversion of the shares of Series A Preferred Stock in accordance with the provisions hereof. No fractional shares of Common Stock or scrip representing fractional shares of Common Stock shall be issued upon any conversion of shares of Series A Preferred Stack, but, in lieu thereof, there shall be paid an amount in cash equal to the same fraction of the Conversion Amount of a whole shares of Common Stock on the business day preceding the day of conversion.

3.4
Notwithstanding any provisions of the Certificate of Incorporation or of law, no preemptive right shall accrue solely by reason of the issuance by the Corporation of shares of Common Stock and the satisfaction of the conversion rights and privileges of the holders of shares of Series A Preferred Stock.

3.5	The following terms are defined as follows:
(a)	"Additional Shares of Common Stock" shall mean all shares of Common Stock of the Corporation issued by the Corporation after January 31, 1998, except:
{i}
up to Two Million Four Hundred Thousand (2,400,000) shares of Common Stock to be issued upon exercise of stock options granted to the Corporation's employees and others pursuant to stock option plans ("Plans"} authorized by the Corporation's Board of Directors; provided, that the exercise price of any stock options granted under any Plans subsequent to January 20, 1998, shall not be less than the Fair Market Value, as of the date of grant of any such options, of the underlying shares of Common Stock; and

{ii}	up to Three Million (3,000,000) shares of Common Stock to be issued in connection with a contemplated financing program between the Corporation and BSD Development Beta Corporation on terms and conditions set forth in a duly adopted resolution of the Corporation's Board of Directors.
(b)	"Conversion Amount" shall mean, on any applicable date, the amount equal to the quotient resulting from dividing One Dollar $(1.00) by the conversion rate in effect on such date.
(c)	"Fair Market Value" of One (I) share of Common Stock as of a particular date ("Determination Date") means the closing sale price for One (1) share of Common Stock as reported on the primary securities exchange on which such shares of Common Stock are listed or, in the event such shares of Common Stock are not listed on any securities exchange, the last reported sale price on the NASDAQ National Market System ("NASDAQ/NWS') or, in the event no such reported sale takes place on the date subject to determination of the Fair Market Value, the average of the reported closing bid and asked prices on such securities exchange or NASDAQ/NMS, or, in the event such shares of Common Stock are not listed on any securities exchange or quoted on the NASDAQ/NMS, the average of the bid and asked prices for the immediately preceding Forty-Five (45) days as quoted on the NASDAQ Small Cap Market, or in the event such shares of Common Stock are not quoted on the NASDAQ Small Cap Market, the average of the bona fide independent bid prices or prices, entered by at least One (1) independent market maker, for the immediately preceding Forty-Five (45) days as reported in the NASDAQ Bulletin Board, or in the event such shares of Common Stock are not reported in the NASDAQ Bulletin Board,, the average of the bona fide independent bid prices, entered by at least one (1) independent market maker, for the immediately preceding Forty-Five (45) days reported in the "over-the-counter" market in the "pink sheets" published by the National Quotation Bureau, Inc., or in the event such shares of Common Stock are not so listed, quoted or included, the fair market value as established by the good faith determination of any nationally recognized firm of certified public accountants selected by the holders of a majority of the shares of the Series A Preferred Stock, which selection shad! be set forth in a written notice to the Secretary of the Corporation signed by the holders of a majority of the shares of the Series A Preferred Stock. Such Fair Market Value shall be determined as of a date selected by the holders of a majority of the shares of Series A Preferred Stock, which data shall be no more than Ten (10) business days prior to the Determination Date.

Section 4. Mandatory Conversion.
4.1
Notwithstanding any provisions of Section 3.2 hereof, the issued and outstanding shares of Series A Preferred Stock shall, at the option of the Corporation, exercised pursuant to a duly adopted resolution of the Corporation's Board of Directors, be converted into fully paid and nonassessable shares of Common Stock at the Conversion Rate ("Mandatory Conversion") in the event the Fair Market Value of shares of Common Stack shall equal or exceed Four (4) times the Conversion Amount for a period of at least Forty-Five (45) consecutive business days immediately preceding the Notice of Mandatory Conversion (as hereinafter defined).

4.2
At least Ten (10) days prior to the effective date of the Mandatory Conversion, the Corporation shall give written notice ("Notice of Mandatory Conversion") to each holder of shares of Series A Preferred Stock, by certi6ed mail enclosed in a postage paid envelope addressed to such holder at such holder's address as the same shall appear on the books of the Corporation. Such Notice of Mandatory Conversion shall: (i) state that the shares of Series A Preferred Stock are being mandatorily converted pursuant to Section 4.1 hereof; (ii) state the expected effective date of such Mandatory Conversion ("Mandatory Conversion Date"); and (iii) instruct the holders of shares of Series A Preferred Stock to exchange on or after such Mandatory Conversion Date at the principal office of the Corporation certificates representing the number of shares of Series A Preferred Stock to be converted in accordance with such Notice of Mandatory Conversion. On or after such Conversion Date, the holder of shares of Series A Preferred Stock shall present and surrender the certificates for the shares of Series A Preferred Stock to the Corporation at the place designated in such Notice of Mandatory Conversion, and thereupon the Corporation shall deliver to such holders of Series A Preferred Stock certificates for the number of shares of Common Stock to which such holder shall be entitled. Shares of Series A Preferred Stock shall be deemed to have been converted and canceled on such Conversion Date and the holder of shares of Series A Preferred Stock entitled to receive the shares of Common Stock issuable upon such Mandatory Conversion shall be treated for all purposes as the record holder of such shares of Common Stock on the Conversion Date. In the case of a Mandatory Conversion, the Corporation shall not be obligated to issue certi6cates for shares of Common Stock unless certificates evidencing the converted shares of Series A Preferred Stock are delivered to the Corporation.

Section 5. Voting Rights.

5.1	The holders of shares of Series A Preferred Stock shall have the following voting rights:
(a)
The holders of shares of Series A Preferred Stack shall be entitled to vote on all matters submitted to a vote of the stockholders of the Corporation. The holders of shares of Series A Preferred Stock shall have the right to cast One (1) vote for each share of Common Stock into which each share of Series A Preferred Stock held by them is convertible, with any fractions rounded to the next highest full vote.

(b)
Except as otherwise provided herein or by law, the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock shall vote together as One (1) class on all matters submitted to a vote of stockholders of the Corporation.

(c)
Except as provided herein or by law, holders of shares of Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of shares of Common Stock as set forth herein) for taking any corporate action.

Section 6. Reacquired shares.

6.1
Any shares of Series A Preferred Stock purchased or otherwise reacquired by the Corporation in any manner whatsoever, shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to he created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

Section 7. Liquidation, Dissolution or Winding-Up.

7.1
The shares of Series A Preferred Stock shall be preferred over all series and classes of Preferred Stock and all series and classes of Common Stock as to both earnings and assets, and, in the event of any dissolution , liquidation or winding-up of the Corporation, whether voluntary or involuntary, judicial or non-judicial, the holders of the shares of Series A Preferred Stock shall be entitled to receive out of the assets of the Corporation available for distribution to its stockholders, whether from capital, surplus or earnings, an amount equal to One Dollar ($1.00) per share of Series A Preferred Stock, (or the then current Conversion Amount per share of Series A Preferred Stock), plus all accrued and unpaid dividends thereon, before any distribution of the assets shall be made to the holders of any series or class of Preferred Stock or to the holders of any series or class of Common Stock, but shall be entitled to no further distribution. Ifs, upon any such dissolution, liquidation or winding-up of the Corporation, the assets distributable among the holders of the shares of Series A Preferred Stock shall be insufficient to permit payment in full to the holders of shares of Series A Preferred Stock of such preferential amounts, then the entire assets of the Corporation thus distributable shall be distributed ratably among the holders of shares of Series A Preferred Stock, according to the respective number of shares of Series A Preferred Stock held by them.

7.2
The merger or consolidation of the Corporation into or with another corporation or the merger or consolidation of any other corporation into the Corporation (in which merger or consolidation the stockholders of the Corporation receive shares of stock or other securities, property or assets of the Corporation or another entity or cash), or the sale, lease, conveyance or other disposition of all or a substantial part of its property and business of the Corporation, shall be deemed to be a liquidation, dissolution or winding-up of the Corporation within the meaning of Section 7.1.

Section 8. No Redemption.

The shares of Series A Preferred Stock shall not be redeemable by the Corporation.

IN WI'TNESS WHEREOF, we have executed and subscribed this certificate and do affirm the foregoing under penalties of perjury this 8th day of September 1998.
AN-CON GENETICS, INC
/s/Andrew Makrides
Andrew Makrides, President

/s/Delton Cunningham
Delton Cunningham, Secretary

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
AN-CON GENETICS, INC.

An-Con Genetics, Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation’), does hereby certify that:

I.
The amendment to the Corporation’s Certificate of Incorporation set forth below was duly adopted in accordance with the provisions of Section 242 and has been consented to in writing by the stockholders, and written notice has been given, in accordance with Section 228 of the General Corporation Law of the State of Delaware.

II.	Article FIRST of the Corporation’s Certificate of Incorporation is amended to read in its entirely as follows:
“The name of the corporation is Bovie Medical Corporation.”

IN WITNESS WHEREOF, An-Con Genetics, Inc. has caused this Certificate to be executed by its authorized officer, on this 11th day of September, 1998.

AN-CON GENETICS, INC.

By:/s/Andrew Makrides
Name: Andrew Makrides
Title: President